Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT NO. 2 (to Prospectus dated April 21, 2026)	Registration No. 333-292798

PROSPECTUS SUPPLEMENT NO. 1 (to Prospectus dated June 11, 2026)	Registration No. 333-296559

SHARONAI HOLDING INC.

5,302,072 Shares of Class A Ordinary Common Stock

Up to 214,982 Shares of Class A Ordinary Common Stock Upon Exercise of Certain Private Warrants

Up to 230,000 Shares of Common Stock Underlying Public Warrants

$350,000,000 Principal Amount of 6.00% Convertible Senior Notes due 2031

Up to 11,292,009 Shares of Class A Ordinary Common Stock Issuable on Conversion of the Notes

 This prospectus supplement updates and supplements: (i) the prospectus dated April 21, 2026, which forms a part of our registration statement on Form S-1 (No. 333-292798) for which Post-Effective Amendment No. 2 was filed with the Securities and Exchange Commission (the “SEC”) on April 21, 2026 and declared effective by the SEC on April 21, 2026 (the “BCA Resale Prospectus”); and (ii) the prospectus dated June 11, 2026, which forms a part of our registration statement on Form S-1 (No. 333-296559) which was filed with the SEC on June 5, 2026 and declared effective by the SEC on June 11, 2026 (the “Convertible Note Resale Prospectus,” and together with the BCA Resale Prospectus, the “Prospectuses”). This prospectus supplement is being filed to update and supplement the information in the Prospectuses with the information contained in our Current Reports on Form 8-K, filed with the SEC on June 12, 2026 (collectively, the “Current Reports”). Accordingly, we have attached the Current Reports to this prospectus supplement.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SHAZ”. On June 26, 2026, the last reported sales price per share of our Common Stock was $82.05.

This prospectus supplement updates and supplements the information in the Prospectuses and is not complete without, and may not be delivered or utilized except in combination with, the Prospectuses, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectuses and if there is any inconsistency between the information in the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section titled “Risk Factors” beginning on page 19 of the BCA Resale Prospectus and page 12 of the Convertible Note Resale Prospectus, as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectuses to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectuses. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 26, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 12, 2026

SHARONAI HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-43129	41-2349750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

745 Fifth Avenue, Suite 500,

New York, NY 10151

(Address of principal executive offices, including zip code)

(347) 212-5075

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Ordinary Common Stock, $0.0001 par value	SHAZ	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

On June 11, 2026, SharonAI Holdings Inc. (the “Company”) issued 7,649,523 shares of its Class A Ordinary Common Stock, par value $0.0001 per share (the “Conversion Shares”) upon conversion of an aggregate principal amount of approximately US$97,475,184 of unsecured, redeemable, convertible notes (the “Notes”), together with US$1,954,845 of accrued and unpaid interest thereon pursuant to the terms of that certain Convertible Note Agreement (the “Agreement”), dated December 19, 2025, by and among SharonAI, Inc., SharonAI Pty Ltd and certain investors (the “Noteholders”), as previously reported on the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2025. The Company assumed the obligations of SharonAI, Inc. under the Agreement promptly following the closing of the Business Combination Agreement, dated January 28, 2025.

The number of Conversion Shares issued upon conversion of the Notes was calculated in accordance with the conversion formula set forth in Section 4.6 of the Agreement, based on the sum of the principal amount and accrued interest divided by the lower of (i) the applicable Discount Rate multiplied by the relevant transaction price and (ii) the Valuation Cap (each as defined in the Agreement). The conversion price per share was US$12.53.

In connection with conversion of the Notes, the Company agreed to registered the Conversion Shares for resale on an S-1 registration statement.

The Conversion Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and were issued in reliance on applicable exemptions from registration pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder, and/or Regulation S, based on representations made by the holders of the Notes, including that the holders are accredited investors acquiring the Conversion Shares for investment purposes and not with a view to distribution, and that certain of the holders of Notes are not U.S. persons. The Conversion Shares may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from such registration requirements.

The foregoing description of the Agreement and the conversion of the Notes does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2025, and is incorporated herein by reference.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Company cautions that statements in this report and its exhibits that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility of the Company’s need and ability to raise additional capital, changes in business plans, service or product offerings, use of proceeds, the Company’s acceleration or expansion of relationships and partnerships and/or deployment of assets, and further or new regulation of the Company’s business. More detailed information about the risks and uncertainties affecting the Company is contained under the heading “Risk Factors” included in the Company’s reports and filings made with the SEC. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHARONAI HOLDINGS INC.

	By:	/s/ James Manning
	Name:	James Manning
	Title:	Chief Executive Officer

Date: June 12, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 12, 2026

SHARONAI HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-43129	41-2349750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

745 Fifth Avenue, Suite 500,

New York, NY 10151

(Address of principal executive offices, including zip code)

(347) 212-5075

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Ordinary Common Stock, $0.0001 par value	SHAZ	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

On June 12, 2026, SharonAI Holdings Inc. (the “Company,” “we,” “us” or “our”) issued a press release announcing a six-year strategic compute collaboration with NVIDIA Corporation (“NVIDIA”) pursuant to a Master Cloud Services Agreement and Order Form 1 dated June 8, 2026 (the “NVIDIA Agreement”), which has a contract value of up to $4.88 billion. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Company’s ability to realize the anticipated benefits of the NVIDIA Agreement depends on its successful and timely procurement, delivery, installation, testing and acceptance of large-scale GPU cluster infrastructure and its ongoing ability to meet operational requirements, including minimum infrastructure availability performance thresholds and repair timelines. The GPU cluster infrastructure for the NVIDIA Agreement is required to be delivered and accepted in multiple phases and all phases are required to terminate on the same date regardless of when delivered and accepted. Failures in any of these areas could result in reduced revenue, increased costs, contractual remedies (including termination in certain circumstances) and reputational harm. In addition, the arrangements contemplate that certain capacity reserved for NVIDIA may be sold to third parties and include revenue share, reporting and audit mechanics that may increase administrative burden, create disputes and make revenues and cash flows less predictable. The relationship is also subject to export controls, permitting and other regulatory requirements, and cybersecurity and data protection risks. The NVIDIA Agreement may be terminated by either party upon a material breach, which includes, among other things, frequent instances of GPU cluster unavailability, or upon certain events of insolvency or material adverse changes in financial condition. While the Company will be entitled an opportunity to cure certain material breaches (not all) within the applicable grace period, any events giving rise to a material breach may be out of the Company’s control, and the Company may not be able to cure any material breach to the satisfaction of NVIDIA. The NVIDIA Agreement also contains customary provisions regarding representations and warranties, indemnification, and limitations on liabilities. In addition to the NVIDIA Agreement, NVIDIA supplies the Company with NVIDIA GPUs.

In addition, the Company will need to secure financing (which may be in the form of debt and/or equity) including secured or asset-backed options in connection with the NVIDIA Agreement or other customer engagements, or other financing related to such engagements to deliver such deployments to meet customer demand. Although the Company has entered into, and expects to continue to pursue, longer-term customer arrangements, including multi-year agreements that may involve significant capital expenditures, technical requirements, service level commitments and capacity reservations, the Company has limited experience in delivering, implementing and managing such contracts at scale. These arrangements will require substantial upfront capital expenditures, long-term infrastructure commitments and ongoing operational support, and may expose the Company to performance obligations, service credits, penalties, termination rights, pricing adjustments and other contractual liabilities. Longer-term contracts also require the Company to forecast customer demand, utilization levels, costs and technological developments over extended periods, and our assumptions may prove inaccurate. Although NVIDIA computing and the CUDA software stack are widely adopted and continuously refreshed over their life cycle, and the underlying infrastructure is designed for a long economic life, our long-term plans depend in part on the continued strength and evolution of these NVIDIA platforms and on our ability to capitalize on them. Furthermore, the NVIDIA Agreement imposes near-term delivery requirements on a compressed timeline. The Company’s limited experience with arrangements of this nature may make it more difficult to evaluate the risks and costs associated with any such expansion, and the terms on which any expansion occurs may be less favorable than those under our existing arrangements.

By filing this Current Report on Form 8-K and furnishing the information contained herein, the Company makes no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD. The information presented in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, unless the Company specifically states that the information is to be considered “filed” under the Exchange Act or specifically incorporates it by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act.

The description of the press release is only a summary and is qualified in its entirety by reference to the full text of such document, which is included as an exhibit to this Current Report on Form 8-K and which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated June 12, 2026
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Company cautions that statements in this report and its exhibits that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. More detailed information about the risks and uncertainties affecting the Company is contained under the heading “Risk Factors” included in the Company’s reports and filings made with the SEC. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHARONAI HOLDINGS INC.

	By:	/s/ James Manning
	Name:	James Manning
	Title:	Chief Executive Officer

Date: June 12, 2026

Exhibit 99.1

Sharon AI Announces Six Year Strategic Compute Collaboration with NVIDIA

NVIDIA and Sharon AI to deploy 72MW AI factory and up to 40,000 Grace Blackwell GB300 GPUs in Australia

New York, USA, June 12th, 2026 – Today, SharonAI Holdings Inc. (NASDAQ:SHAZ) (“Sharon AI” or “the Company”), a leading Australian AI Cloud, announced the signing of a six-year AI infrastructure compute collaboration with NVIDIA (NASDAQ: NVDA).

Under the terms of the agreement, NVIDIA and Sharon AI are collaborating to enable 72 megawatts (MW) of new data center capacity in Australia. The companies will deploy NVIDIA’s DSX AI factory design, scaling up to 40,000 Grace Blackwell GB300 GPU’s to serve growing demand from AI startups, enterprise and university researchers.

The collaboration is structured so that Sharon AI can commit to large-scale NVIDIA infrastructure while aligning economics through a revenue-sharing and credit-support model. Sharon AI will sell NVIDIA-powered cloud services, and NVIDIA will earn both standard product revenue and a share of the cloud revenue on the supported capacity. This structure accelerates adoption of NVIDIA platforms among customers that historically lacked access to capital-intensive AI infrastructure, while giving Sharon AI a capital-efficient path to scale and providing NVIDIA with a recurring, usage-linked earnings stream.

“This strategic compute collaboration with NVIDIA marks a pivotal moment in Sharon AI’s mission to deliver sovereign, large-scale AI compute infrastructure. Securing access to 72MW of data center capacity enables us to deploy up to an additional 40,000 Grace Blackwell GB300 GPUs, providing access to accelerated compute to enterprise, startup and AI native customers who otherwise may not have been able to access it.”

said James Manning, Co-Founder and Chief Executive Officer, at Sharon AI

The compute collaboration expands upon Sharon AI’s established position as a certified NVIDIA Cloud Partner and its existing infrastructure footprint within Australian data centers. It reinforces Sharon AI’s role as a key enabler of DSX AI factories and sovereign AI solutions for AI startups, enterprise, government, research, and hyperscale customers.

Following this agreement, Sharon AI’s total AI factory capacity has to 132MW, of which 102MW is now contracted to end customers. The company expects to have more than 55,000 total NVIDIA GPUs deployed by mid 2027.

-ENDS-

Disclosure Information

Sharon AI primarily uses its Investor Relations page (https://sharonai.com/investors/) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. The Company also notes that, at times, it uses other communication mediums including, but not limited to, its X account (sharon__ai) and/or LinkedIn account (sharon-AI) to disseminate information about the Company, and can be additional sources of information outside press releases, regulatory filings with the Securities and Exchange Commission (SEC) and any other conference calls, webcasts, investor days, etc. that the company may hold.

About Sharon AI

SharonAI Holdings Inc. (NASDAQ: SHAZ) and its subsidiaries (“Sharon AI”), a leading Australian Neocloud, is a High-Performance Computing company focused on Artificial Intelligence and Cloud GPU/CPU Compute Infrastructure. Our AI Cloud platform and compute infrastructure is accelerating the build of AI factories and sovereign AI solutions, powering the next wave of accelerated computing adoption. For more information, visit www.sharonai.com.

Contacts

Sharon AI Media Enquiries:

Ross Barrows – Head of Capital Strategy & Investor Relations

Ross.barrows@sharonai.com

Zachary Nevas

IMS Investor Relations

+1 203.972.9200

sharonai@imsinvestorrelations.com

# # #

Forward-Looking Statements

This press release may contain, and our officers and representatives may from time to time make, “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which are not historical facts, and which are not assurances of future performance. Forward-looking statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. In some cases you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “should,” “would,” “project,” “strategy,” “plan,” “expect,” “goal,” “seek,” “future,” “likely” or the negative or plural of these words or similar expressions or references to future periods. Forward-looking statements in this release include specific statements regarding the completion of the offering and the intended use of proceeds. Examples of such forward-looking statements include but are not limited to express or implied statements regarding Sharon AI’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future including, without limitation, statements regarding:

●	Service and product offerings;

●	Receipt and use of proceeds;

●	The deployment of assets and expansion of network procurement;

●	Sharon AI’s ability to engage with additional potential customers;

●	Expansion of Sharon AI’s data center footprint and capacity; and

●	The strengthening of Sharon AI’s partner network.

In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in these forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements include, among others, all of the risks described in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K filed with the SEC. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the SEC, which are available at www.sec.gov.

The forward-looking statements and other information contained in this news release are made as of the date hereof and Sharon AI does not undertake any obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

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